Exhibit 99.1

ADDITIONAL MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain additional material federal income tax considerations with respect to our qualification as a REIT and the ownership of our common or preferred stock. As supplemented and updated by this summary, and by the discussion in any applicable prospectus supplement, investors should review the discussion in the applicable prospectus under the heading “Material Federal Income Tax Considerations” for a more detailed summary of the federal income tax consequences of the purchase, ownership and disposition of our stock and our election to be subject to federal income tax as a REIT.

New Tax Rates for U.S. Individuals, Estates and Trusts

In the applicable prospectus under the heading “Material Federal Income Tax Considerations,” there are various references to the 15% maximum tax rates applicable to long-term capital gains and qualified dividend income of U.S. individuals, estates and trusts through the end of 2012, when such reduced rates were scheduled to expire. In addition, ordinary income of U.S. individuals, estates and trusts was subject to a reduced maximum 35% tax rate that was also scheduled to expire at the end of 2012. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, or the 2012 Relief Act, which, among other things, permanently extends most of the reduced rates for U.S. individuals, estates and trusts with respect to ordinary income, qualified dividend income and long-term capital gains that had expired on December 31, 2012. The 2012 Relief Act, however, does not extend all of the reduced rates for high-income taxpayers. Beginning January 1, 2013, in the case of married couples filing joint returns with taxable income in excess of $450,000, heads of households with taxable income in excess of $425,000 and other individuals with taxable income in excess of $400,000, the maximum rates on ordinary income will be 39.6% (as compared to 35% prior to 2013) and the maximum rates on long-term capital gains and qualified dividend income will be 20% (as compared to 15% prior to 2013). Estates and trusts have more compressed rate schedules. As before, REIT dividends generally are not treated as qualified dividend income. Prospective stockholders are urged to consult their tax advisors regarding the effect of the new tax rates and other tax provisions in the 2012 Relief Act on an investment in our stock.

Unearned Income Medicare Tax

Under the Health Care and Education Reconciliation Act of 2010, amending the Patient Protection and Affordable Care Act, high-income U.S. individuals, estates, and trusts are subject to an additional 3.8% tax on net investment income in tax years beginning after December 31, 2012. For these purposes, net investment income includes dividends and gains from sales of stock. In the case of an individual, the tax is 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual. Taxable U.S. stockholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our stock.

Recent Changes in U.S. Federal Income Tax Withholding

After December 31, 2013, withholding at a rate of 30% will be required on dividends in respect of, and after December 31, 2016, withholding at a rate of 30% will be required on gross proceeds from the sale of, shares of our stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our shares are held will affect the determination of whether such withholding is required. Similarly, after December 31, 2013, dividends in respect of, and after December 31, 2016, gross proceeds from the sale of, our shares held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. stockholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our stock.